Exhibit 12.1

COMMUNITY FIRST BANKSHARES, INC.
HISTORICAL CONSOLIDATED FINANCIAL DATA

	Three Months Ended		COMMUNITY FIRST BANKSHARES
			Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Historical Operating Data:
Interest income	$70,552	$82,005	$309,242	$354,701	$430,473	$474,205	$461,883
Interest expense	14,214	20,841	70,538	100,655	172,811	220,843	196,380
Net interest income	56,338	61,164	238,704	254,046	257,662	253,362	265,503
Provision for loan losses	2,365	3,487	12,602	13,262	17,520	15,781	20,184
Net interest income after provision for loan losses	53,973	57,677	226,102	240,784	240,142	237,581	245,319
Noninterest income	22,919	21,866	92,693	85,123	83,436	81,530	78,382
Noninterest expense	51,752	50,689	206,859	207,150	225,043	211,729	210,215
Income before taxes	25,140	28,854	111,936	118,757	98,535	107,382	113,486
Provision for income taxes	8,236	9,453	36,915	39,549	33,476	35,748	38,573
Net income applicable to common equity	$16,904	$19,401	$75,021	$79,208	$65,059	$71,634	$74,913

Earnings per common and common equivalent share:
Basic net income	$0.46	$0.50	$1.97	$2.00	$1.59	$1.55	$1.50

Diluted net income	$0.45	$0.50	$1.95	$1.97	$1.57	$1.54	$1.48

Dividends paid	0.24	0.22	0.90	0.80	0.68	0.60	0.56

Average common shares outstanding
Basic	37,041,345	38,601,216	38,107,796	39,564,912	40,905,545	46,219,120	50,061,972
Diluted	37,514,081	39,044,529	38,553,806	40,243,135	41,471,404	46,578,750	50,670,559

Historical Operating Ratios and Other Data:
Return on average assets	1.25%	1.38%	1.34%	1.40%	1.11%	1.16%	1.20%
Return on average common shareholders’ equity .	18.98%	21.01%	20.50%	21.76%	18.66%	19.90%	18.07%
Net interest margin	4.70%	4.90%	4.84%	5.09%	4.99%	4.67%	4.85%
Dividend payout ratio	53.33%	44.00%	46.15%	40.61%	43.31%	38.96%	37.84%
Net charge-offs to average loans	0.25%	0.54%	0.48%	0.33%	0.39%	0.34%	0.66%
Ratio of earnings to fixed charges (2):
Excluding interest on deposits	6.02	5.70	6.09	5.73	3.88	3.08	3.51
Including interest on deposits	2.77	2.38	2.59	2.18	1.57	1.49	1.58
Historical Financial Condition Data:
Assets	$5,461,570	$5,749,512	$5,465,107	$5,830,850	$5,775,778	$6,093,219	$6,305,871
Loans	3,308,210	3,494,772	3,323,572	3,577,893	3,736,692	3,738,202	3,690,353
Investment securities (3)	1,596,363	1,702,469	1,563,419	1,672,445	1,437,066	1,714,510	1,941,856
Deposits	4,391,257	4,542,720	4,389,210	4,669,746	4,750,813	5,019,891	4,909,863
Short-term borrowings	429,728	467,889	442,266	453,490	342,639	409,710	724,425
Long-term debt	228,211	303,067	222,211	251,211	260,552	247,668	199,333
Common shareholders’ equity	361,273	377,834	361,800	378,449	356,705	345,431	407,269
Book value per common share	9.80	9.83	9.68	9.78	8.86	8.25	8.12
Tangible book value per common share	7.27	7.36	7.17	7.32	6.44	5.50	5.60
Historical Financial Condition Ratios:
Nonperforming assets to total loans and OREO	0.77%	1.00%	0.79%	0.81%	0.64%	0.70%	0.88%
Allowance for loan losses to total loans	1.59%	1.57%	1.57%	1.57%	1.47%	1.40%	1.32%
Allowance for loan losses to nonperforming loans	264%	195%	251%	245%	261%	221%	188%
Average shareholders’ equity to average loans	6.58%	6.56%	6.56%	6.45%	5.95%	5.82%	6.64%
Regulatory capital ratios:
Tier 1 capital	9.60%	9.44%	9.76%	8.98%	8.67%	8.13%	10.01%
Total capital	11.33%	12.92%	11.42%	11.04%	11.11%	10.73%	12.45%
Leverage ratio	6.84%	6.72%	6.99%	6.52%	6.51%	5.94%	7.16%
Efficiency ratio	65.71%	60.43%	62.24%	60.12%	62.64%	62.14%	59.22%

Income before taxes	$25,140	$28,854	$111,936	$118,757	$98,535	$107,382	$113,486
Add: fixed charges	14,214	20,841	70,538	100,655	172,811	220,843	196,380
Earnings including interest exp-deposits (a)	39,354	49,695	182,474	219,412	271,346	328,225	309,866
Less: interest expense - deposits	(9,202)	(14,707)	(48,559)	(75,572)	(138,542)	(169,281)	(151,138)
Earnings excluding interest exp-deposits (b)	$30,152	$34,988	$133,915	$143,840	$132,804	$158,944	$158,728

Fixed charges:
Interest expense - deposits	$9,202	$14,707	$48,559	$75,572	$138,542	$169,281	$151,138
Interest expense - borrowings	5,012	6,134	21,979	25,083	34,269	51,562	45,242
Fixed charges incl interest exp-deposits (c)	14,214	20,841	70,538	100,655	172,811	220,843	196,380

Less: interest expense - deposits	(9,202)	(14,707)	(48,559)	(75,572)	(138,542)	(169,281)	(151,138)
Fixed charges excl interest exp-deposits (d)	$5,012	$6,134	$21,979	$25,083	$34,269	$51,562	$45,242

Earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits (b) / (d)	6.02	5.70	6.09	5.73	3.88	3.08	3.51
Including interest on deposits (a) / (c)	2.77	2.38	2.59	2.18	1.57	1.49	1.58